Exhibit 3.1

LIMITED LIABILITY COMPANY AGREEMENT OF

WORLD WRESTLING ENTERTAINMENT, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of World Wrestling Entertainment, LLC, a Delaware limited liability company (the “Company”), dated as of September 12, 2023 and effective as of immediately following the Conversion, by and among TKO Group Holdings, Inc. (f/k/a New Whale Inc.), a Delaware corporation (“New PubCo”), as the Company’s sole member (the “Managing Member”), TKO Operating Company, LLC (f/k/a Zuffa Parent, LLC), a Delaware limited liability company, solely for purposes of Section 1.09 (“HoldCo”). Capitalized terms used but not defined herein shall have the meanings attributed to such terms in the Transaction Agreement (as defined below).

WHEREAS, reference is made to that certain Transaction Agreement, dated as of April 2, 2023 (the “Transaction Agreement”), by and among Endeavor Group Holdings, Inc., Endeavor Operating Company, LLC, HoldCo, the Company (formerly known as “World Wrestling Entertainment, Inc.” prior to the Conversion and herein referred to in respect of the time period prior to the Conversion as “WWE Inc.”), New PubCo and Whale Merger Sub Inc. (“Merger Sub”);

WHEREAS, in furtherance of the transactions contemplated by the Transaction Agreement, immediately prior to the Conversion (as defined below), Merger Sub merged with and into WWE Inc. (the “Merger”), with WWE Inc. surviving the Merger and becoming a wholly owned Subsidiary of New PubCo;

WHEREAS, on the Closing Date, immediately following the effective time of the Merger (the “Effective Time”) and as part of a plan that includes the Merger, WWE Inc. was converted from a Delaware corporation to a Delaware limited liability company governed by this Agreement;

WHEREAS, immediately following the Effective Time, by virtue of the Conversion and without any action on the part of New PubCo or the Company, all issued and outstanding shares of common stock of the Surviving Entity held by New PubCo, constituting all of the issued and outstanding equity interests of WWE Inc. immediately prior to the Effective Time, will be converted into the same number of membership interests of the Company, constituting all of the membership interests of the Company immediately following the Effective Time;

WHEREAS, effective immediately following the WWE Cash Distribution pursuant to Section 1.7 of the Transaction Agreement, New PubCo desires to contribute, assign, grant, transfer, convey, set over and deliver, without reservation of any kind, all of the issued and outstanding membership interests in the Company, and HoldCo desires to accept New PubCo’s right, title and interest in and to all of the issued and outstanding membership interests of the Company, in exchange for the issuance to New PubCo of membership interests of HoldCo (“Membership Interests”) representing approximately 49% of the Membership Interests outstanding on a Fully-Diluted Basis after giving effect to the issuance of Membership Interests in connection with such contribution, with the exact number of Membership Interests issued to be calculated in accordance with the last sentence of Section 1.9 of the Transaction Agreement (such contribution, the “Contribution”); and

WHEREAS, as of the effective time of the Contribution, the parties desire that New PubCo be removed as the sole Managing Member of the Company and be replaced by HoldCo as the sole Managing Member of the Company for all purposes of this Agreement.

NOW, THEREFORE, acknowledging the receipt of adequate consideration and intending to be legally bound, the parties agree as follows:

Article I.

ORGANIZATION AND PURPOSE

Section 1.01 Formation: Continuation. The Company was originally incorporated on July 28, 1987 as a Delaware corporation and will be converted to a Delaware limited liability company on the Closing Date by the simultaneous filing of a Certificate of Formation and a Certificate of Conversion to Limited Liability Company (each in the form attached hereto as Annex A and B, respectively) with the Secretary of State of the State of Delaware pursuant to the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, each as amended from time to time (the “DGCL” and the “Delaware Act”, respectively) (the “Conversion”). Following the Conversion, the Managing Member hereby adopts and ratifies the Certificate of Formation, as amended, and all acts taken by the sole organizer in connection therewith. The Managing Member agrees to continue the Company as a limited liability company under the Delaware Act, upon the terms and subject to the conditions set forth in this Agreement, as amended from time to time.

Section 1.02 Name. The name of the Company shall be World Wrestling Entertainment, LLC.

Section 1.03 Term. The term of the Company shall be deemed to have commenced upon the simultaneous filing of the Certificate of Formation and the Certificate of Conversion to Limited Liability Company in the office of Secretary of State of the State of Delaware and shall continue in perpetuity, unless sooner dissolved in accordance with Section 4.05.

Section 1.04 Purposes and Scope of Business. The business and purposes of the Company shall be to engage in any lawful act or activity for which a limited liability company may be organized under the Delaware Act.

Section 1.05 Documents. The Managing Member, or anyone designated by the Managing Member, is hereby authorized to execute any necessary amendments and/or restatements of the Certificate of Formation in accordance with the Delaware Act and cause the same to be filed in the office of the Secretary of State of the State of Delaware. The Company shall promptly execute and duly file with the proper offices in each state in which the Company may conduct the activities hereinafter authorized, one or more certificates as required by the laws of each such state in order that the Company may lawfully conduct the business, purposes and activities herein authorized in each such state and take any other action or measures necessary in such state or states for the Company to conduct such activities.

Section 1.06 Principal Office. The principal place of business and office of the Company shall be at 1241 East Main Street Stamford, Connecticut 06902, or at such other place or places as may be designated by the Managing Member. The Company shall be responsible for maintaining at the Company’s principal place of business those books and records required by the Delaware Act to be maintained there.

Section 1.07 Registered Agent and Office. The name of the registered agent of the Company for service of process on the Company in the State of Delaware shall be Corporation Service Company, and the address of such registered agent and the address of the registered office of the Company in the State of Delaware shall be 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. Such office and such agent may be changed to such place within the State of Delaware and any successor registered agent, respectively, as may be determined from time to time by the Managing Member in accordance with the Delaware Act.

Section 1.08 Managing Member. New PubCo shall initially be the sole Managing Member of the Company and shall be shown as such on the books and records of the Company. No other individual, partnership, corporation, limited liability company, trust or other legal entity (each, a “Person”) shall be admitted as a Managing Member of the Company except as explicitly provided herein, and no interest in the Company shall be transferred, nor shall any additional interest in the Company be issued, in each case other than pursuant to Section 1.09, without the prior written approval of the Managing Member and appropriate amendments to this Agreement. The name and the address of the Managing Member are as follows:

Name	Address
TKO Group Holdings, Inc.	c/o Maurice Edelson 1241 East Main Street Stamford, Connecticut 06902

Section 1.09 WWE Transfer. Notwithstanding anything to the contrary in this Agreement, each of New PubCo and HoldCo shall consummate the Contribution in accordance with the terms and conditions of the Transaction Agreement and, as of the effective time of the Contribution, New PubCo shall be removed as the sole Managing Member of the Company and be replaced by HoldCo as the sole Managing Member of the Company for all purposes of this Agreement, which shall otherwise continue in full force and effect in accordance with its terms. For the avoidance of doubt, nothing in this Agreement shall alter the allocation of rights and responsibilities with respect to New PubCo set forth in the Transaction Agreement or the Ancillary Agreements, and following the Contribution, New PubCo shall have no further liability either as the Managing Member or as a member of the Company, and shall be indemnified by the Company pursuant to Section 5.01.

Article II.

OPERATIONS

Section 2.01 Management of the Company. The business and affairs of the Company shall be managed by and under the direction of the Managing Member. The Managing Member acting alone shall have the power to act for or on behalf of, or to bind the Company. The Managing Member shall be a “manager” (as that term is defined in the Delaware Act) of the Company.

Section 2.02 Officers. The Managing Member may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company and assign titles to any such person. Unless the Managing Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the DGCL, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office under the DGCL. Each officer shall have the authority to bind the Company in the ordinary course of business. Any delegation pursuant to this Section 2.02 may be revoked at any time by the Managing Member. An officer may be removed with or without cause by the Managing Member. Each officer shall serve until the earlier of his or her death, resignation or removal. The initial officers of the Company are set forth on Schedule A hereto.

Article III.

FINANCING

Section 3.01 Capital Contributions and Interests. The Managing Member may, but shall not be required to, make capital contributions to the Company from time to time. On the date hereof, the Managing Member owns all of the membership interests in the Company, as represented by 100 membership interests issued and outstanding. The membership interests in the Company are not certificated.

Section 3.02 Liability of the Managing Member. Except as otherwise expressly provided in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Managing Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Managing Member. Except as otherwise expressly provided in the Delaware Act, the liability of the Managing Member shall be limited to the amount of capital contributions, if any, required to be made by such Managing Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement.

Section 3.03 Benefits of Agreement. Nothing in this Agreement, and, without limiting the generality of the foregoing, in this Article III, expressed or implied, is intended or shall be construed to give to any creditor of the Company or to any creditor of the Managing Member or any other Person whatsoever, other than the Managing Member, the Company and Indemnified Parties as defined in Article V) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or provisions herein contained, and such provisions are and shall be held to be for the sole and exclusive benefit of the Managing Member, the Company and Indemnified Parties.

Article IV.

ACCOUNTING, DISTRIBUTIONS AND DISSOLUTION

Section 4.01 Books, Records. The Company shall maintain, or cause to be maintained, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the ownership and operation of the property of the Company. Such books and records of account shall be prepared and maintained at the principal place of business of the Company or such other place or places as may from time to time be determined by the Company.

Section 4.02 Bank Accounts. Funds of the Company shall be deposited in a Company account or accounts in the bank or banks as selected by the Company. Withdrawals from these bank accounts shall only be made by (i) the Managing Member or (ii) such other parties as may be approved by the Managing Member.

Section 4.03 Distributions. The Company shall distribute funds at such times and in such amounts as it may determine. For Federal income tax purposes, during such time as New PubCo is the sole Managing Member (and holder of one hundred percent of the Membership Interests) of the Company, all assets, liabilities and items of income deduction and credit of the Company shall be treated as assets, liabilities and such items of the sole Managing Member.

Section 4.04 Disregarded Entity Status. The Managing Member intends that the Company shall be treated as a disregarded entity for U.S. federal and, where applicable, state, and local income tax purposes to the extent such treatment is available.

Section 4.05 Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the written consent of the Managing Member.

Article V.

INDEMNIFICATION

Section 5.01 Exculpation and Indemnification.

(a) Subject to the duties of officers set forth in Section 2.02 and from time to time any employment agreement and restrictive covenants agreement with the Company (the “Specified Covenants”), none of the Company’s or the Managing Member’s directors, officers, owners, employees, agents or representatives shall have any liability, responsibility or accountability in damages or otherwise to the Managing Member or the Company for, and the Company agrees to indemnify, pay, protect and hold harmless the Managing Member and the

Company’s respective directors, officers, owners, members, employees, agents or representatives (collectively, the “Indemnified Parties”) from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, all reasonable costs and expenses of attorneys, defense, appeal and settlement of any and all suits, actions or proceedings instituted or threatened against the Indemnified Parties or the Company) and all costs of investigation in connection therewith which may be imposed on, incurred by, or asserted against the Indemnified Parties or the Company in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of an Indemnified Party when acting on behalf of the Company, unless such liability, obligation, loss, damage, penalty or other amount (i) is as a result of an Indemnified Party not acting in good faith on behalf of the Company or arose as a result of the willful commission by such Indemnified Party of any act that is dishonest and materially injurious to the Company, or (ii) results from its contractual obligations under the Transaction Agreement or any Ancillary Agreement to be performed in a capacity other than as an Indemnified Party or results from a breach by such Indemnified Party of a Specified Covenant. Notwithstanding the foregoing or anything to the contrary herein, nothing herein or in any subsequent amendment, supplement or other modification hereto shall reduce the protections conferred upon or available to an Indemnified Party (including, without limitation, in respect of indemnification, exculpation or any other similar right or privilege) under the organizational documents of the Company in effect at the time of any applicable action or omission.

(b) The provision of advances from the Company’s funds to an Indemnified Party for legal expenses and other costs incurred as a result of any legal action or proceeding is permissible if (i) such suit, action or proceeding relates to or arises out of, or is alleged to relate to or arise out of, any action or inaction on the part of the Indemnified Party in the performance of his, her or its duties or provision of his, her or its services on behalf of the Company (other than as set forth in Section 5.01(a)); and (ii) the Indemnified Party undertakes to repay any funds advanced pursuant to this Section 5.01(b) in cases in which such Indemnified Party would not be entitled to indemnification under Section 5.01(a). If advances are permissible under this Section 5.01(b), the Indemnified Party shall furnish the Company with an undertaking as set forth in clause (ii) of this paragraph and shall thereafter have the right to bill the Company for, or otherwise request the Company to pay, at any time after such Indemnified Party shall become obligated to make payment therefor, any and all amounts for which such Indemnified Party is entitled to indemnification under Section 5.01(a). The Company shall pay any and all such bills and honor any and all such requests for payment within 45 days after such bill or request is received by the Company and the Company’s rights to repayment of such amounts shall be secured by the Indemnified Party’ s interest in the Company.

Article VI.

MISCELLANEOUS

Section 6.01 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and permitted assigns.

Section 6.02 Amendment, Modification, Waiver or Termination. No amendment, modification, waiver or termination of this Agreement, or any part hereof, shall be effective unless made in writing and signed by the Managing Member.

Section 6.03 Applicable Laws; Venue. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to any conflict of law or choice of law principles of such State that might apply to the law of another jurisdiction.

Section 6.04 Captions; Exhibits. Article, section and other titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference, and shall not be construed in any way to define, limit, extend or describe the scope of this Agreement or the intention of the provisions thereof.

Section 6.05 Limitation on Rights of Others. No Person other than the Managing Member, the Company and the Indemnified Parties is, nor is it intended that any such other Person be treated as, a direct, indirect, intended or incidental third party beneficiary of this Agreement for any purpose whatsoever, nor shall any other Person have any legal or equitable right, remedy or claim under or in respect of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Limited Liability Company Agreement to be duly executed as of the day and year first written above.

TKO GROUP HOLDINGS, INC.

By:	/s/ Andrew Schleimer
Name: Andrew Schleimer
Title: Authorized Signatory

TKO OPERATING COMPANY, LLC

By:	/s/ Andrew Schleimer
Name: Andrew Schleimer
Title: Authorized Signatory

[Signature Page to LLC Agreement of World Wrestling Entertainment, LLC]

SCHEDULE A

Initial Officers

1.	Nick Khan – President